SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 26, 2003
(Date of earliest event reported)

SCOLR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24693	91-1689591

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8340 154th Avenue NE
Redmond, Washington 98052

(Address of principal executive offices and zip code)

(425) 883-9518

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS
Item 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 99

SCOLR, INC.
FORM 8-K

Item 5. OTHER EVENTS

On June 26, 2003, SCOLR, Inc. (the “Company”) issued a press release announcing the issuance of $5.3 million of 6.0% Convertible Notes Due June 25, 2006.

Interest on the Notes is payable quarterly and the principal balance is convertible into shares of the Company’s Common Stock at a conversion price equal to $1.05 per share, subject to adjustment. The Company has the right to force conversion of all the Notes into shares of its Common Stock at any time, provided the Common Stock trades at $2.10 or higher for 20 trading days within a 30-consecutive day trading period. As part of the offering, the Company agreed to file a registration statement with the SEC, registering for resale the shares of Common Stock issuable upon conversion of the Notes.

The Notes were sold in a private placement to “accredited investors,” as such term is defined in Rule 501 under the Securities Act of 1933. The offering was made in reliance on Rule 506 of Regulation D and Section 4(2) of such Act.

Taglich Brothers, Inc. acted as placement agent and received (i) a commission of $500,000, $300,000 of which was paid through the issuance of Notes, and (ii) five-year warrants to purchase 461,191 shares of the Company’s Common Stock, with an exercise price of $1.15 per share. The Company agreed to register for resale the shares issuable upon exercise of the warrants with the SEC. In addition, the Company agreed to use its best efforts for the next three years to nominate and secure the election of a designee of Taglich Brothers to serve as a director on the Company’s Board of Directors, or at Taglich Brothers’ discretion, permit a designee to attend Board meetings as a non-voting observer.

This Form 8-K and the press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

A copy of the press release is attached hereto as Exhibit 99.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

The following exhibits are furnished herewith and this list constitutes the exhibit index:

Exhibit No.	Description

99	SCOLR, Inc. press release dated June 26, 2003

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR, INC. (Registrant)

June 27, 2003 (Date)	By: /s/	Steven H. Moger Steven H. Moger Chief Financial Officer

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